Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
February 23, 2011	Investor Relations (800) 536-7453
Torch Energy Royalty Trust and Derivative Unitholder Plaintiff reach a settlement with Constellation Energy Partners LLC
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced that the Trust and the derivative unitholder plaintiff have reached an agreement in principle with Constellation Energy Partners LLC to settle litigation filed by the derivative plaintiff on the Trust’s behalf, captioned Trust Venture Company, LLC v. Constellation Energy Partners LLC (CV-2008-900751), in the Circuit Court of Tuscaloosa County, Alabama. The settlement agreement is subject to approval of the Court, and the Trust estimates that the process for approval will take approximately 60 days.
Under the proposed settlement, the derivative plaintiff and the Trust have agreed to settle the claims against Constellation Energy Partners LLC (“CEP”) in the derivative action, and to enter into mutual, general releases with CEP in return for (i) a payment of one million two hundred thousand United States dollars ($1,200,000) to the derivative plaintiff by Robinson’s Bend Production II (“RBP II”), which is a Delaware limited liability company and an affiliate of CEP, to reimburse the derivative plaintiff for the legal fees and expenses it incurred in prosecuting the derivative action, (ii) an irrevocable bid by RBP II of not less than one million United States dollars ($1,000,000) for its purchase from the Trust of the net overriding royalty interest (“Alabama NORRI”), when such Alabama NORRI is separately offered for sale by the Trust at public auction within 180 days of the effective date of the settlement, with such bid amount to be deposited by RBP II in a third-party escrow account pending the public auction, and (iii) a third amendment to that certain Water Gathering and Disposal Agreement providing that, for a period of ten years commencing on the first day of the month following the effective date of the settlement, the charges for the gathering, separation, and disposal of water from oil and gas wells located in Tuscaloosa County, Alabama that are owned and operated by RBP II (“Wells”) shall be fifty-three cents ($0.53) per barrel of water. (RBP II currently charges one United States dollar ($1.00) per barrel of water for the gathering, separation, and disposal of such water from the Wells.)
The Court has set a settlement hearing in the Alabama Circuit Court, Tuscaloosa County, 714 Greensboro Avenue, Tuscaloosa, Alabama 35401, on April 11, 2011, at 2:00 p.m. CDT. At the settlement hearing, the Court will determine whether or not (i) to approve the Settlement as memorialized in the proposed Settlement and Release Agreement with CEP, and (ii) to approve an Order ending the derivative action.
Additional information about the lawsuit and settlement can be found in the Trust’s filings with the Securities and Exchange Commission and on the Trust’s Web site www.torchroyalty.com.

About the Trust
The Trust’s underlying properties are depleting assets consisting of net overriding royalty interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana and approximately 99% of the estimated reserves are gas.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Trust’s business that is not historical information. As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. The words “believe,” “expect,” “plan,” “intend,” “estimate,” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. The Trust believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain, and the Trust may not realize its expectations and its beliefs may not prove correct, including, without limitation, whether the court will approve the settlement discussed in this press release. These and other risks, uncertainties and assumptions are detailed in the “Risk Factors” section and elsewhere in the documents filed by the Trust with the Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Trust undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.